Exhibit 99.1

CSW Industrials Reports Fiscal Third Quarter 2016 Results

Quarter Highlights

•	Revenue of $70.9 million, an increase of 16.5% over the prior-year period

•	Consolidated year-to-date organic revenue declined 3.0%; excluding energy end markets, organic revenue increased 4.7%

•	Adjusted net earnings of $3.8 million, or $0.24 per diluted share; GAAP net earnings of $2.0 million, or $0.13 per diluted share

•	Finalized $250.0 million revolving credit facility

•	Successful acquisition of assets of Deacon Industries and AC Leak Freeze™

Dallas, Texas – February 16, 2016 – CSW Industrials, Inc. (NASDAQ:CSWI), a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals, today reported results for the fiscal third quarter ended December 31, 2015.

Sales during the quarter increased 16.5% to $70.9 million, compared to $60.9 million in the prior year period. Higher sales during the period were mostly the result of acquisitions completed in the past twelve months and higher volume in construction related products, partially offset by lower volume in energy, mining and industrial end markets. Sales year-to-date increased 23.2% to $243.6 million compared to $197.8 million last year. Consolidated year-to-date organic revenue declined 3.0%, reflecting a 50.9% organic decline in energy end markets. Excluding energy end markets, organic revenue increased 4.7% year-to-date versus the prior-year.

Net income in the fiscal third quarter of 2016 was $2.0 million, or $0.13 per diluted share, compared to $6.4 million in the prior year. The effective tax rate for the quarter was 58.6% due to costs incurred in connection with the spinoff from Capital Southwest Corporation (the “Spinoff”) which are not deductible for tax purposes. Adjusted to exclude one-time expenses related to recent acquisitions and startup costs following the Spinoff and to normalize the tax rate to 35%, adjusted net income in the third quarter of 2016 was $3.8 million, or $0.24 per diluted share. Lower earnings relative to the prior year reflect standalone public company expenses during the period of $1.5 million and lost leverage on lower sales in commodity related end markets.

Joseph B. Armes, CSW Industrials’ Chief Executive Officer, commented, “During the quarter we achieved several meaningful milestones in our evolution to integrate six disparate businesses into one diversified industrial growth company. We completed a leadership reorganization under our three operating segments, finalized a $250.0 million revolving credit facility and consummated two asset acquisitions. We continue to make progress on the integration of existing and acquired businesses. While pressure on commodity prices negatively impacted us during the quarter, our broadly diversified portfolio of products and end markets position us well to deliver value to our shareholders as we execute against our long-term strategy and drive efficiency through integration.”

Results of Operations

In the fiscal third quarter of 2016, revenue increased 16.5% to $70.9 million, compared with the prior year level of $60.9 million. Higher sales include a $13.2 million contribution from recent acquisitions. Mostly as a result of sensitivity to energy and mining end markets, organic revenue declined year-to-date 3.0% versus the prior-year-to-date.

Gross profit in the third quarter of fiscal 2016 increased 12% to $32.1 million over the prior year level of $28.7 million, which included a $3.4 million contribution from the acquisition of Strathmore. Gross margin as a percentage of sales was 45.3%, compared to 47.1% in the prior year period. Lower gross margin compared to the prior year primarily reflected the expected change in sales mix due to the inclusion of Strathmore products.

Operating expenses in the fiscal third quarter of 2016 were $26.5 million, or 37.4% of sales, compared to the prior year level of $19.0 million, or 31.2% of sales. Increased operating expenses were attributable to Strathmore operations ($3.4 million), investment in people and systems ($1.6 million), standalone public company expenses ($1.5 million) and the following one-time items: (i) costs incurred in connection with the Spinoff of $2.1 million; (ii) transaction costs of $0.8 million; and (iii) reversal of the Strathmore earn-out accrued liability of $2.0 million.

Adjusted for one-time items, fiscal third quarter 2016 operating expenses were $25.6 million, or 36.1% of sales, compared to $19.0 million, or 31.2% of sales in the prior year.

Net income for the third quarter was $2.0 million, or $0.13 per diluted share, compared with net income of $6.4 million in the prior year period. Adjusted for one-time items and a normalized tax rate, net income was $3.8 million, or $0.24 per diluted share, compared to net income of $6.4 million in the prior year.

Conference Call Information

CSW Industrials will host a conference call Tuesday, February 16th at 8:30 a.m. ET to discuss the results for the current period, as well as management’s outlook, followed by a question and answer session for the investment community. A live webcast of the call can be accessed at ir.cswindustrials.com. To access the call, participants may dial toll-free at 1-877-407-0784 or +1 201-689-8560 (international) and request to join the CSW Industrials earnings call.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or +1 858-384-5517 (international) and enter confirmation code 13630473. The telephonic replay will be available beginning at 11:30 a.m. ET on Tuesday, February 16th, and will last through 11:59 p.m. ET on March 1, 2016. The call will also be available for replay via the webcast link on CSW Industrials’ Investor Relations website.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs as of the date of this release. Forward-looking statements can often be identified by words such as “plans,” “expects,” “will,” similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth opportunities and future results of operations. They are not guarantees of future results and are subject to risks, uncertainties and assumptions, including factors set forth in CSW Industrials’ filings with the Securities and Exchange Commission, including CSW Industrials’ information statement filed as an exhibit to CSW Industrials’ Form 10 that could cause actual results to differ materially from those expressed in any forward-looking statement.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, which are non-GAAP financial measures of performance. For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these Non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials

CSWI is a diversified industrial growth company with well-established, scalable platforms and domain expertise across three segments: Industrial Products; Coatings, Sealants & Adhesives; and Specialty Chemicals. CSWI’s broad portfolio of leading products provides performance optimizing solutions to its customers. CSWI’s products include mechanical products for heating, ventilation and air conditioning (“HVAC”) and refrigeration applications, coatings and sealants and high performance specialty lubricants. Markets that CSWI serves include: HVAC, industrial, rail, plumbing, architecturally-specified building products, energy, mining and general industrial markets.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,
(Amounts in thousands, except per share amounts)	2015	2014

Revenues, net	$70,918	$60,871
Cost of revenues	(38,769)	(32,175)

Gross profit	32,149	28,696
General and administrative expenses	(13,815)	(7,975)
Selling and distribution expenses	(11,365)	(9,646)
Research and development expenses	(1,346)	(1,353)

Operating income	5,623	9,722
Interest expense, net	(793)	(123)
Other (expense) income, net	(7)	152

Income before income taxes	4,823	9,751
Provision for income taxes	(2,825)	(3,365)

Net income	$1,998	$6,386

Net earnings per common share:
Basic	$0.13	$0.41
Diluted	0.13	0.41

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except per share amounts)	December 31, 2015	March 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$51,052	$20,448
Restricted cash	—	2,385
Bank time deposits	5,498	9,248
Accounts receivable, net of allowance of $1,272 and $1,692, respectively	46,164	48,941
Inventories, net	54,684	47,175
Prepaid expenses and other current assets	9,930	6,812

Total current assets	167,328	135,009
Property, plant and equipment, net of accumulated depreciation of $57,368 and $52,954, respectively	61,942	56,837
Goodwill	73,309	40,645
Intangible assets, net	85,742	40,997
Other assets	20,248	13,033

Total assets	$408,569	$286,521

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10,285	$8,960
Accrued and other current liabilities	18,655	16,001
Current portion of long-term debt	561	13,561

Total current liabilities	29,501	38,522
Long-term debt	105,762	13,143
Retirement benefits payable	1,669	22,545
Other long-term liabilities	15,927	7,710

Total liabilities	152,859	81,920
Equity:
Common shares, $0.01 par value	156	12
Shares authorized – 50,000
Shares issued – 15,583
Preferred shares, $0.01 par value	—	1,000
Shares authorized – 10,000
Shares issued – 0
Additional paid-in capital	30,456	7,810
Treasury shares, at cost	—	(2,712)
Retained earnings	232,095	208,784
Accumulated other comprehensive loss	(6,997)	(10,293)

Total equity	255,710	204,601

Total liabilities and equity	$408,569	$286,521

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended December 31,
(Amounts in thousands)	2015	2014
Cash flows from operating activities:
Net income	$23,611	$24,372
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,042	4,457
Amortization of intangible assets	4,896	3,342
Stock-based and other executive compensation	1,398	—
Acquisition-related non-cash gain	(1,950)	—
Net (gain) loss on sales of property, plant and equipment	33	(1,582)
Pension plan curtailment benefit	(8,020)	—
Impairment of assets	—	662
Net deferred taxes	4,361	673
Changes in operating assets and liabilities:
Accounts receivable, net	9,612	7,475
Inventories, net	1,484	(4,707)
Prepaid expenses and other current assets	(446)	(545)
Other assets	(89)	64
Accounts payable and accrued and other current liabilities	(411)	(1,786)
Retirement benefits payable and other liabilities	(1,039)	(357)

Net cash provided by operating activities	38,482	32,068

Cash flows from investing activities:
Capital expenditures	(6,024)	(8,364)
Proceeds from sale of assets held for investment	—	3,494
Proceeds from sale of assets	20	6,362
Net change in bank time deposits and restricted cash	5,805	(423)
Cash paid for acquisitions	(97,732)	(4,524)

Net cash used in investing activities	(97,931)	(3,455)

Cash flows from financing activities:
Borrowings on lines of credit	81,000	7,581
Repayments on lines of credit	(94,421)	(29,733)
Borrowings on revolving credit agreement	93,040	—
Payments of deferred loan costs	(1,073)	—
Cash contribution from Capital Southwest	13,000	—
Dividends paid	(300)	(660)

Net cash provided by (used in) financing activities	91,246	(22,812)

Effect of exchange rate changes on cash and cash equivalents	(1,193)	(623)

Net increase in cash and cash equivalents	30,604	5,178
Cash and cash equivalents, beginning of period	20,448	15,411

Cash and cash equivalents, end of period	$51,052	$20,589

Supplemental non-cash disclosure:
Pension plan assets contributed by Capital Southwest	$10,357	$—

SEGMENT RESULTS

(Unaudited)

Three months ended December 31, 2015

(in thousands)	Industrial Products	Coatings, Sealants and Adhesives	Specialty Chemicals
Revenues, net	$28,498	$24,301	$18,075
Operating income	3,422	4,172	1,735

Three months ended December 31, 2014

(in thousands)	Industrial Products	Coatings, Sealants and Adhesives	Specialty Chemicals
Revenues, net	$24,904	$12,256	$23,610
Operating income	3,008	2,642	4,036

Reconciliation of Non-GAAP Measures

This press release includes an analysis of adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, which are non-GAAP financial measures of performance. For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these Non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

(amounts in millions, except per share amounts)	Gross Profit	Operating Expenses	Operating Income	Net Income	Diluted EPS
As reported	$32.1	$(26.5)	$5.6	$2.0	$0.13
Adjustments:
Start-up and organization costs	—	2.1	2.1	1.4	0.09
Transaction costs	—	0.8	0.8	0.5	0.03
Strathmore earn-out reversal	—	(2.0)	(2.0)	(1.3)	(0.08)
Normalized tax rate	—	—	—	1.2	0.07

As adjusted	$32.1	$(25.6)	$6.5	$3.8	$0.24

(in thousands)	Industrial Products	Coatings, Sealants and Adhesives	Specialty Chemicals
Operating income, as reported	$3,422	$4,172	$1,735
Transaction costs	—	320	508
Strathmore earn-out reversal	—	(1,950)	—

Operating income, as adjusted	$3,422	$2,542	$2,243

We use adjusted earnings per share, adjusted net income, adjusted gross profit, adjusted operating expenses and adjusted operating income, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, operating expense, operating income and net income, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-operating items.

Investor Relations Contacts:

Michael Callahan

ICR, Inc.

| 203-682-8311

Media Contacts:

Phil Denning or Jason Chudoba

ICR, Inc.

Phil.Denning@icrinc.com | 646-277-1258, Jason.Chudoba@icrinc.com | 646-277-1249